UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

KOHL’S CORPORATION
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

Item 1: On May 10, 2022, Macellum Badger issued the following press release:

Macellum Urges Kohl’s Shareholders to Consider the Imminent Value Destruction Risk Associated with Reelecting the Entire Current Board

Highlights Company’s Share Price Plunged 9% Yesterday – Far More Than Relevant Peers1 – Ahead of Wednesday’s Annual Meeting, Following Recent Publicly Disclosed Voting Reports by Large Stockholders Supporting Management’s Slate

Fears the Ongoing Destruction of Billions or Hundreds of Millions of Dollars in Value Could be Permanent and Result in Prospective Bidders Modifying or Reducing Offers

Urges Shareholders Who Recognize the Value of Electing Candidates from Both Slates to Utilize a Legal Proxy – Which is Akin to a Universal Proxy – to Vote FOR a Subset of Macellum’s Slate Such as Candidates Endorsed by ISS

Notes Public Institution CalSTRS Has Publicly Disclosed Its Support For ALL of Macellum’s Nominees

NEW YORK—(BUSINESS WIRE)—Macellum Advisors GP, LLC (together with its affiliates, “Macellum” or “we”), a long-term holder of nearly 5% of the outstanding common shares of Kohl’s Corporation (NYSE: KSS) (“Kohl’s” or the “Company”), today highlighted the following points in connection with its campaign to elect highly qualified and independent candidates to the Company’s Board of Directors (the “Board”) at tomorrow’s Annual Meeting of Shareholders (the “Annual Meeting”):

•	Kohl’s saw its share price decline more than 9% yesterday, which was far more than peers, resulting in the destruction of hundreds of millions of dollars in market capitalization. We fear some investors are selling their shares given recent publicly disclosed voting positions of large shareholders supporting management’s slate and how that outcome could jeopardize a credible sale process being carried out to conclusion.

•	We fear the ongoing destruction of shareholder value could have a terrible impact on the current sale process. If the Company’s share price drops into the mid-$40s or lower, as noted as a possibility in a recent analyst report issued by Morgan Stanley, we are concerned potential acquirers could use that as leverage to modify or reduce their offers. This would be a direct threat to shareholder value.

•	We urge shareholders interested in voting for candidates from both sides to utilize a legal proxy to vote at the Annual Meeting. Macellum believes the market is sending all shareholders of Kohl’s a loud and clear message about its view on the current Board. Shareholders can take out a legal proxy card and vote for a combination of the Company’s nominees and Macellum’s nominees to ensure the best directors are in the boardroom. Contact our proxy solicitor at info@saratogaproxy.com with questions.

1 Peers reflect retailers such as Macy's Inc. (NYSE: M) and Dillard's Inc. (NYSE: DDS).

•	As a reminder, Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy advisory firm, has recommended that shareholders vote for boardroom change on Macellum’s WHITE proxy card. ISS supports the addition of two Macellum nominees – Jeffrey Kantor and Pamela Edwards – to Kohl's' Board. ISS also stated that “some shareholders may consider the addition of Macellum’s CEO, Jonathan Duskin, to the Board as a net positive.” [2]

•	ISS also noted that “[…] the company could have adopted a universal card - as requested by the dissident in February, three weeks before the company filed its preliminary proxy - thereby averting this risk of unintended consequences” and that “shareholders need to consider their degree of trust in the current board to oversee the ongoing sale process, as well as the skills and expertise required in a standalone scenario in case the sale does not materialize.”

Macellum would also like to take this opportunity to thank the California State Teachers’ Retirement System, which safeguards the financial futures of scores of public employees, for its decision to vote for the firm’s nominees.

About Macellum

Macellum Capital Management is an activist investment firm, with deep expertise in the retail and consumer sectors, founded in 2009 by Jonathan Duskin. Macellum invests in undervalued companies that it believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance. Macellum’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all stockholders. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change. Macellum has run successful election contests to effectuate meaningful change at many companies, including at The Children’s Place Inc., Citi Trends, Inc., Bed Bath and Beyond and Big Lots, Inc. Learn more at www.macellumcapitalmanagement.com.

Contacts

For Investors:

Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
info@saratogaproxy.com

For Media:

Longacre Square Partners
Greg Marose / Bela Kirpalani, 646-386-0091
macellum@longacresquare.com

2 Permission to quote ISS was neither sought nor obtained.

Item 2: On May 10, 2022, Macellum Badger uploaded the following materials to https://KeepKohlsAccountable.com: